J.P. MORGAN FLEMING MUTUAL FUND GROUP, INC.

ARTICLES SUPPLEMENTARY

J.P. Morgan Fleming Mutual Fund Group, Inc., a Maryland corporation registered as an open-end investment company under the Investment Company Act of 1940 (the “Corporation”), certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: In accordance with Sections 2-105(c) and 2-208.1 of the Maryland General Corporation Law, the Board of Directors of the Corporation has increased the total number of shares of stock that the Corporation has authority to issue by 100,000,000 shares and such shares have been classified as additional Class R6 Shares of the JPMorgan Mid Cap Value Fund (“Mid Cap Value Fund”), with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of such class of shares as set forth in the charter of the Corporation (the “Charter”).

SECOND: Immediately prior to the filing of these Articles Supplementary, the Corporation had the authority to issue 1,362,500,000 shares of the Mid Cap Value Fund, $.001 par value per share, with an aggregate par value of all the shares of all classes of $1,362,500, classified as follows:

Name of Series	Name of Class	Authorized Shares
Mid Cap Value Fund	Class A	162,500,000
Mid Cap Value Fund	Class C	62,500,000
Mid Cap Value Fund	Institutional Class	455,000,000
Mid Cap Value Fund	Select Class	132,500,000
Mid Cap Value Fund	Class R2	50,000,000
Mid Cap Value Fund	Class R3	100,000,000
Mid Cap Value Fund	Class R4	100,000,000
Mid Cap Value Fund	Class R5	100,000,000
Mid Cap Value Fund	Class R6	100,000,000
Mid Cap Value Fund	Class T	100,000,000

THIRD: Pursuant to these Articles Supplementary, the Corporation shall have the authority to issue 1,462,500,000 shares of Mid Cap Value Fund, $.001 par value per share, with an aggregate par value of all the shares of all classes of $1,462,500, which shall be classified as follows:

Name of Series	Name of Class	Authorized Shares
Mid Cap Value Fund	Class A	162,500,000
Mid Cap Value Fund	Class C	62,500,000
Mid Cap Value Fund	Institutional Class	455,000,000
Mid Cap Value Fund	Select Class	132,500,000
Mid Cap Value Fund	Class R2	50,000,000
Mid Cap Value Fund	Class R3	100,000,000
Mid Cap Value Fund	Class R4	100,000,000
Mid Cap Value Fund	Class R5	100,000,000
Mid Cap Value Fund	Class R6	200,000,000
Mid Cap Value Fund	Class T	100,000,000

FOURTH: The shares aforesaid have been duly classified or reclassified by the Corporation’s Board of Directors pursuant to authority and power contained in the Charter.

FIFTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

SIXTH: The undersigned officer acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of the officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its President and attested to by its Assistant Secretary on this 13th day of February, 2020.

J.P. MORGAN FLEMING MUTUAL FUND GROUP, INC.

By:	/s/ Brian Shlissel
Brian Shlissel
President

ATTEST:

/s/ Keri E. Riemer
Keri E. Riemer
Assistant Secretary

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